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BOOKE     BOOOKE AND COMPANY INC.            355 Lexington Avenue
          Investor Relations Counsel         New York, NY  10017
          LETTER OF AGREEMENT                212-490-9095
                                             212-867-0529  (Fax)

Date:  August 1, 1997

       This will confirm the agreement between Pacific Coast Apparel Company Inc. ("Company"), and Booke and Company Inc., ("Booke"), pursuant to which Book will furnish to the Company investor relations services, as follows:

1. Booke will perform services for the Company in all areas generally considered to be investor relations, including but not limited to the preparation and dissemination of financial publicity, annual and interim reports for stockholders and the financial community, preparation and dissemination of information concerning the Company's operations and consultation with respect to the timing and content of financial communications. Booke will arrange meetings with key money managers, analysts and brokers for the management of the company.

2. Information to be, released by Booke will be disseminated to general, financial and trade media, the investment banking community, banks statistical organizations, all as deemed necessary or appropriate by Booke and the Company.

3. All information to be disseminated through Booke will be based upon material furnished by the Company and will be released only after receipt by Booke of final approval from the Company. The Company recognizes that Booke may have, either at the present time or in the future, obligations imposed upon it by the federal securities laws to verify independently certain of the information contained in releases being made through it. Accordingly, the Company agrees that Booke shall have the right, as necessary, to make -such reasonable inquiries as it shall deem necessary or appropriate of officers and employees of the Company and its counsel and auditors with respect to information being released by Booke. The Company recognizes that the accuracy and completeness of all information contained in releases ultimately rests with the Company and agrees to indemnify and hold harmless Booke from and against any loss and expense arising out of a claim that any information released by it is inaccurate or incomplete.

4. The Company acknowledges and understands that Booke, in order to perform its services effectively under this agreement and to satisfy such obligations as may be imposed upon it by federal securities laws, requires prompt receipt of all material information with respect to the Company, its operations and its prospects. Accordingly, you agree to furnish promptly to Booke copies of all reports and other filings with the Securities and Exchange Commission, all communications with stockholders and all reports received from your auditors. Furthermore, you recognize the necessity of

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promptly notifying Booke of all material developments concerning the Company, its business and prospects and to supply Booke with sufficient information necessary for Booke to make a determination as to its compliance with its own procedures as well as any legal requirements.

5. The term of this agreement shall be for a period one year. As compensation for the services to be rendered hereunder, the Company will pay to Booke a monthly retainer of $3,000 in advance. In addition, out-of-pocket expenses will be payable by the Company upon submission by Booke of monthly invoices delineating such expenses. Production items such as printing, artwork and photography will be billed directly to the company from the vendor upon written approval by the company. If any out-of-pocket expense item billed by Booke to the Company is not paid within 30 days after billing, the amount. billed shall thereafter bear interest at the rate of 2 percent per month until paid. This agreement shall continue in effect for the full period set forth in this paragraph 5 and thereafter unless terminated by the Company or Booke upon not less than 90 days written notice, which notice may be given only after the expiration date.

6. It is understood that in its representation of the Company, Booke may come into confidential information about the Company and its products. Other than in the course of creating publicity on behalf of the Company and the normal dissemination of corporate financial information. to the public with the approval of the Company, Booke agrees to maintain strict confidentiality both during and after any representation of the Company other than as may be required by State and/or Federal entities in any legally binding proceedings relating to such entities.

7. The Company recognizes that client service officers, account executives and other employees (such officer, executive or other employee herein called an "Employee") of Booke are necessary for the continued servicing by Booke of its several clients and that it would be a substantial detriment to Booke if the Company were directly or indirectly to employ any such Employee while still employed by Booke or after any Employee left the employment of Booke (a "former Employee"), or any person or entity, other than Booke and its affiliates, on whose behalf any such Employee or former Employer is then acting, in connection with any of the kinds of services which Booke has performed, performs or is capable of performing for the Company. Accordingly, the Company agrees that it will not, during the term of this agreement and for a period of two years after its termination, employ, directly or indirectly, any Employee or former Employee, (or any person or other entity, other than Booke and its affiliates on whose behalf any such Employee or former Employee is then acting) in any capacity with respect to services of the kind which Booke has performed, then performs or is capable of performing for the Company. In the event of any violation of this agreement by the Company, in addition to injunctive relief, Booke shall be entitled to liquidated damages which the Company and Booke agree shall mean an amount equal to 40% of the gross compensation, fees or other payments made by the Company to any such Employee or former Employee (or any person or other entity, other than Booke and its affiliates, on whose behalf any such Employee or former Employee is then acting) during the period of violation of this agreement by the Company.

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8.     Booke recognizes the personal nature of the services to be performed by it and agrees that it shall not transfer or assign to any other person, firm or corporation its responsibilities and obligations under this agreement. In the event that a merger, sale of assets or change of control of the Company or Booke shall occur, this agreement shall be binding upon the successor and assigns of such party.

Please confirm that the foregoing correctly sets forth our agreement by signing the copy of this agreement provided for that purpose.

                             BOOKE AND COMPANY, INC.



                               By
                                 ---------------------------
                                 Gerald A. Amato
                                 President




AGREED AND ACCEPTED




------------------------------
Terry McGovern
Chairman and Chief Executive Officer
Pacific Coast Apparel Co., Inc.


Date
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